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                                                                  EXHIBIT 10.10

                             ACQUISITION AGREEMENT

     THIS ACQUISITION AGREEMENT (the "Agreement"), dated as of November 23, 1998, is by and between Raytheon E-Systems, Inc., a Delaware corporation ("Seller"), and ACCESS Radiology Corporation, a Delaware corporation ("Buyer").

     WHEREAS, Seller designs, develops and sells, among other things, hardware and software solutions for teleradiology and picture archiving and communications systems ("PACS") to health care providers through the E-Systems Medical Electronics (also known as "E-MED") product line; and

     WHEREAS, Buyer desires to purchase certain assets of Seller and assume certain liabilities incurred by Seller relating to Seller's business, and Seller desires to sell such assets and assign such liabilities incurred by Seller to Buyer, upon the terms and conditions set forth herein (the "Asset Purchase');

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                  Article 1.
                              Certain Definitions
                              -------------------

     As used herein, unless the context otherwise requires, the following terms (or any variant in the form thereof) have the following respective meanings. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and the reference to any gender shall be deemed to include all genders. Unless otherwise defined or the context otherwise clearly requires, terms for which meanings are provided herein shall have such meanings when used in any Schedule hereto and each collateral document and certificate executed or required to be executed pursuant hereto or thereto or otherwise delivered, from time to time, pursuant hereto or thereto.

     "Acquired Assets" means the assets listed on Schedule I hereto.

     "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency, commission or tribunal.

     "Adverse", "Adversely" when used in conjunction with "Affect," "Change" and "Effect shall mean, with respect to Seller or Buyer, whichever is the party in the context to which such term applies, any event which could reasonably be expected to (a) adversely affect the enforceability of this Agreement by such party or (b) adversely affect the properties, financial
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condition or results of operation of such party, or (c) impair such party's ability to fulfill its obligations under the terms of this Agreement or (d) adversely affect the aggregate rights and remedies of such party under this Agreement or (e) when used with respect to the Business, adversely affect the value of the Business; and, with respect to clauses (a) through (e), unless otherwise specifically set forth, in a material respect or manner or to a material degree (which, for the purposes of this Agreement shall, unless specifically stated to the contrary, be determined without regard to the fact that various provisions of this Agreement set forth specific dollar amounts or the basis for calculating such amounts).

     "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

     "Asset Purchase" has the meaning set forth in the second recital hereto.

     "Assumed Liabilities" means, except for the Retained Liabilities, all liabilities, known unknown, incurred or accrued in connection with the E-MED business, operations and the Acquired Assets.

     "Business" means, collectively, the Acquired Assets and the Assumed Liabilities.

     "Buyer Indemnified Parties" has the meaning set forth in Section 10.2 below.

     "Closing" means the consummation of the transactions contemplated by
Section 2.1 of

     "Closing Date" means has the meaning set forth in Section 2.3 below.

     "Code" means the Internal Revenue Code of 1986, as amended, and any successor thereto, and the rules and regulations promulgated thereunder.

     "Contract" means any written note, bond, mortgage, indenture, lease, contract, instrument, license, agreement, sales order, purchase order, open bid or other obligation (oral or written) or binding commitment relating to the Business and all rights therein.

     "Conversion Amount" means that number of shares equal to (i) the Final Installment divided by (ii) 50% of the Effective Price per share of the then most recent sale of equity securities by Buyer in a transaction or group of related transactions resulting in the receipt by Buyer of aggregate gross proceeds of at least $ 100,000 (excluding the exercise or conversion of any employee options or any warrants, options or convertible securities outstanding on the date of this Agreement). The "Effective Price" means (x) in any transaction in which only common stock is sold, the price per share of such common stock, and (y) in any transaction in which

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warrants, convertible securities or other rights to acquire common stock are sold (whether or not in combination with common stock itself), the price determined by dividing (q) the aggregate consideration that would be paid by an investor to purchase the relevant securities and to exercise all warrants, conversion privileges and other rights to acquire common stock included in such securities by (r) the aggregate number of shares of common stock that the investor would receive upon completion of the purchase and the exercise of all such warrants, conversion privileges and rights to acquire common stock.

     "Covered Liabilities" has the meaning set forth in Section 10.2 below.

     "Entity" means any Person other than a natural Person.

     "Environmental Laws" means all Federal, state, local and foreign Laws relating to pollution or protection of the environment, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA "), 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., and all analogous state Laws.

     "Estimated Balance Sheet" means the October 23, 1998 balance sheet, att
Schedule 11 hereto.

     "Excluded Assets" means those assets of Seller listed on Schedule III hereto.

     "Final Determination" means (a) with respect to federal Income Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than federal Income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), or (b) the payment of Tax by Seller, Buyer or any of their Affiliates, whichever is responsible for payment of such Tax liability under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the indemnifying party, if any, agrees.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any federal, state, local or foreign Entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, government authority, agency, department, board, commission, or instrumentality of the United States, any State of the United States or political subdivision thereof, and any tribunal or arbitral authority of competent jurisdiction, and any self regulatory organization.

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     "Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty or addition thereto, whether disputed or not.

     "Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof

     "Intellectual Property' means all proprietary software, designs and documentation, patents, patent rights, copyrights, trade secrets, know-how, service marks, maskworks and trademarks, applications for any of the foregoing, in all countries in the world, and unfiled invention disclosures.

     "Knowledge" (including the term "to the knowledge of') means the actual knowledge of the Persons named on Schedule IV hereto.

     "Laws" means statutes, regulations, ordinances, rules and other laws promulgated by a Governmental Authority.

     "Licenses" means permits, registrations, approvals, franchises or other authorizations.

     "Lien" means a restriction on voting or transfer or pledge, lien, mortgage, hypothecation, collateral assignment, charge, encumbrance, easement, covenant, restriction, title defect, encroachment or security interest of any kind.

     "MegaScan" means the series of high definition monitors manufactured and sold by Seller.

     "Orders" means judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitrator or other tribunal) and whether imposed or entered by consent.

     "PACS" has the meaning set forth in the first recital hereto.

     "Permits" has the meaning set forth in Section 3.15.

     "Permitted Liens" means any Liens (i) for Taxes attributable to any taxable period beginning on or prior to the Closing Date and not yet due or payable or being contested in good faith, (ii) that are not material and constitute mechanics', carriers', workers' or like liens incurred in the ordinary course of business, or (iii) that, individually or in the aggregate, are not material.

     "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

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     "Purchase Price" means Three Million Eight Hundred Thousand Dollars
($3,800,000), subject to adjustment pursuant to Schedule 2.3(b) and Section 2.5.

     "Retained Liabilities" means those liabilities of Seller listed on Schedule V hereto.

     "Raytheon Indemnified Parties" has the meaning set forth in Section 10.3 below.

     "Returns" means returns, reports and forms required to be filed with any Governmental Authority.

     "Schedule" or "Scheduled" means any Schedule hereto or of or pertaining to any such Schedule.

     "Taxes" means all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, but not limited to, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise or property taxes, together with any interest or penalties imposed with respect thereto.

     "Third Party Claim" means any Action by or before any Governmental Authority asserted by a Person other than any party hereto or their respective Affiliates which gives rise to a right of indemnification hereunder.

                                  Article II.
                            Sale of Assets: Closing
                           ------------------------

Section 2. 1.  Purchase and Sale.
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     (a)  On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, Buyer hereby agrees to purchase from Seller and Seller hereby agrees to sell, convey, transfer, assign and deliver to Buyer, free and clear of all Liens, other than Permitted Liens, the Acquired Assets, and Seller hereby agrees to assign and Buyer hereby agrees to unconditionally assume and agree to pay, satisfy and discharge when due in accordance with their terms, and Buyer shall fully and forever hold Seller and any of its Affiliates harmless against, any and all Assumed Liabilities. All transactions at the Closing shall be deemed to be effective as of the close of business on the Closing Date, and events taking place and periods ending thereafter shall be deemed to have taken place or ended after the Closing Date.

     (b) Seller shall retain all rights under and liabilities with respect to the Excluded Assets and the Retained Liabilities and Buyer shall have no rights under, and no liabilities with respect to, the Excluded Assets and the Retained Liabilities and Seller shall fully and forever hold Buyer and any of its Affiliates harmless against any and all Retained Liabilities.

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Section 2.2.   Closing Documents, Payment of First Installment. At the Closing:
               -----------------------------------------------

     (a) Seller shall assign and transfer to Buyer the Acquired Assets, and Buyer shall assume from Seller the due payment, performance and discharge of the Assumed Liabilities by delivery of (i) a General Assignment, Assumption and Bill of Sale in substantially the form attached hereto as Exhibit A (the "Bill of Sale"), duly executed by Seller and Buyer, (ii) all such other good and sufficient instruments of conveyance, assignment and transfer, and such affidavits and other instruments in form and substance reasonably acceptable to Buyer's counsel, as shall be effective to transfer to Buyer the Acquired Assets, and (iv) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to Seller's counsel, as shall be effective to cause Buyer to assume the Assumed Liabilities.

     (b)  Buyer shall pay to Seller by wire transfer One Million Dollars
($ 1,000,000) (the "First Installment"), in immediately available funds to the account specified by Seller.

     (c) Seller and Buyer shall deliver the certificates and other documents required to be delivered under Articles VIII and IX.

     Section 2.3.  Post-Closing Installments of the Purchase Price. (a) Fifty
                   -----------------------------------------------
(50) days following the Closing, Buyer shall pay to Seller by wire transfer One Million Five Hundred Thousand Dollars ($1,500,000), adjusted as provided in
Section 2.5, of the Purchase Price (the "Second Installment").

     (b) No later than the First Anniversary (as defined on Schedule 2.3(b)), Buyer shall pay by wire transfer to Seller the balance of the Purchase Price (the "Final Installment") in the amount obtained from Schedule 2.3(b). For the purposes of this Agreement, the Purchase Price shall consist of the First Installment, the Second Installment and the Final Installment.

     (c) In the event that Buyer fails to pay to Seller the Final Installment prior to the First Anniversary, Seller may, within thirty days of the First Anniversary, elect to convert the Final Installment into the right to an amount of shares of capital stock of Seller equal to the Conversion Amount and, upon such election, and subject to customary securities laws and representations given by Seller, Buyer shall issue to Seller the Conversion Amount. Buyer shall furnish Seller such information concerning Buyer, its properties, financial condition and operations (subject to reasonable confidentiality undertakings), as Seller may reasonably request to evaluate the advisability of converting the Final Installment. In such event, the obligation of Buyer to pay to Seller the Final Installment shall be extinguished. Otherwise, the Final Installment shall be due and payable within five days from the date Seller notifies Buyer of its intent not to elect conversion or thirty days after the First Anniversary, whichever occurs first. The Final Installment shall bear interest until paid at three percent above the prime rate of The Bank of Boston, N.A. (or its successor) as of the First Anniversary, and Buyer shall indemnify and hold Seller harmless against all reasonable costs of collection (including counsel fees).

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     Section 2.4.  Time and Place of Closing. The Closing shall take place on
                   -------------------------
November 23, 1998 (the "Closing Date") at 10:00 A.M., local time, at the offices of Sullivan & Worcester LLP, or such other place or time as the parties may agree.

     Section 2.5.  Determination of Adjusted Purchase Price. As promptly as
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practicable, but in no event more than five (5) business days following the
Closing, the Buyer shall deliver to Seller an unaudited balance sheet of the Business as of the close of business on the Closing Date (the "Closing Balance Sheet"). Buyer shall prepare the Closing Balance Sheet substantially consistent with the format of, and in accordance with accounting principles, policies and practices of those used in the preparation of, the Estimated Balance Sheet. Within five days of Buyer's delivery of the Closing Balance Sheet to Seller, Buyer and Seller shall resolve any differences. The Second Installment shall be increased or decreased, as the case may be, by the amount by which the sum of line items specified on Schedule I in the Closing Balance Sheet are greater or less than the sum of the same line items on the Estimated Balance Sheet.

     Section 2.6.  Allocation of Asset Purchase Consideration. (a) The Purchase
                   ------------------------------------------
Price and the Assumed Liabilities and all other capitalizable costs (hereinafter, the "Consideration"), to the extent properly taken into account under Section 1060 of the Code, shall be allocated among each of the Acquired Assets in the manner set forth on Schedule 2.6(a) hereto (the"Allocation").

     (b)  Except as required by a Final Determination, Seller and Buyer agree to
(i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all Returns (including filing Form 8594 with its Income Tax Return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation relating thereto, and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for federal and state Income Tax purposes.

     (c) If an adjustment is made with respect to the Purchase Price pursuant to Section 2.5, the Allocation shall be adjusted in accordance with Code Section 1060 and the regulations promulgated thereunder, and in accordance with Schedule I or as otherwise mutually agreed by Seller and Buyer. Seller and Buyer agree to file any additional information return required pursuant to the regulations under Code Section 1060 and to reallocate the Purchase Price as adjusted pursuant to Section 2.5.

     (d) Not later than thirty (30) days prior to the filing of their respective Forms 8594 relating to this transaction, Buyer and Seller shall deliver each to the other a copy of its Form 8594.

     Section 2.7.  Nonassignable Contracts. Anything in this Agreement to the
                   -----------------------
contrary notwithstanding, this Agreement shall not require Seller to assign (prior to the time, if ever, assignment is otherwise consented to) any claim, contractual obligation, authorization of a Governmental Authority, lease, commitment, sales, service or purchase order, or any claim, right or benefit arising thereunder or resulting therefrom, if the Asset Purchase would be deemed an

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attempted assignment thereof without the required consent of a third party thereto or Governmental Authority and would constitute a breach thereof or in any way affect the rights of Raytheon Company, Seller or Buyer thereunder. If such consent is not obtained, or if the consummation of the Asset Purchase would affect the rights of Seller thereunder so that Buyer would not in fact receive the benefit of all such rights, Seller shall cooperate with Buyer in any arrangement designed to provide for the benefits thereof to Buyer, including subcontracting, sublicensing or subleasing to Buyer or enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto or Governmental Authority arising out of the performance, breach or cancellation by such third party or Governmental Authority or otherwise; and any assumption by Buyer of obligations thereunder whether by operation of Law in connection with the Asset Purchase which shall require the consent or approval of any third party shall be made subject to such consent or approval being obtained.

     Section 2.8.  Licenses. Buyer hereby grants Seller a non-exclusive,
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perpetual, irrevocable, royalty-free, fully paid up license, with the right to sublicense to third parties, to the Intellectual Property associated with the PACS Controller (the assembly described by E-MED Product Number 170-0226-6 Rev A and Raytheon Part Number 431-90000) for use in any nonmedical application (including commercial, non-commercial, aerial, spatial and hydrographical. applications). Seller may transfer this license to any successor in interest to all or substantially all of the business to which the license relates.

                                 Article III.
                   Representations and Warranties of Seller
                   ----------------------------------------

     Seller hereby represents and warrants to Buyer as follows:

     Section 3.1.  Incorporation. Authorization, Etc. (a) Seller is a
                   ---------------------------------
corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business in each jurisdiction in which the nature of property leased by the Seller with respect to the Business or the conduct of Seller with respect to the Business requires it to be so qualified, except where the failure to be in good standing or to be duly qualified to transact business, would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on Seller.

     (b) Seller has all requisite corporate power and authority to own the properties and assets employed by Seller, to carry on Seller's business as it is now being conducted, to execute and deliver this Agreement and to consummate the transactions contemplated hereby by Seller. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Seller. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of Seller's certificate of incorporation or bylaws, (ii) except as disclosed in Schedule 3.1 (b), violate any provision of, or be an event that is
             ----------------
(or with the passage of time will result in) a

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violation of, or result in the acceleration of or entitle any Person to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any Lien (except Permitted Liens) upon any of the Acquired Assets, pursuant to any Contract or Order to which Seller or any of its Affiliates is a party or by which it is bound, or
(iii) except as listed on Schedule 3.1(b), violate or conflict with any other
                          ---------------
material restriction of any kind or character to which Seller is subject, that, in the case of any of clauses (ii) and (iii), would, individually or in the aggregate, reasonably be expected to Adversely Affect the Business. This Agreement has been duly executed and delivered by Seller, and, assuming the due execution hereof by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     (c) Except as otherwise provided in this Agreement, at the Closing, Seller will deliver to Buyer good title to the Acquired Assets free and clear of all Liens, except Permitted Liens.

     Section 3.2. Financial Statements. Attached hereto as Schedule 3.2 are true
                  --------------------
and complete copies of the unaudited balance sheet and the related statements of income and cash flows of the Business for the year ended December 3 1, 1997 and for the ten (10) months ended October 23, 1998 (collectively, the "Financial Statements"). The Financial Statements have been prepared in each case in accordance with Seller's internal financial reporting policies and procedures.

     Section 3.3. Properties: Title to Assets. With the exception of properties
                  ---------------------------
disposed of in the ordinary course of business, Seller has good title to, or holds by valid and existing lease or license, all tangible personal property, receivables and Contracts constituting Acquired Assets, free and clear of all Liens except Permitted Liens. The Acquired Assets constitute, and on the Closing Date will constitute, substantially all of the assets used or held for use in the operations of the Business.

     Section 3.4. Litigation: Orders. Except as disclosed in Schedule 3.4, there
                  ------------------
are no Actions pending, or to Seller's knowledge, threatened against it that would, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Acquired Assets. Except as disclosed in Schedule 3.4, as of the date hereof, there are no Orders against Seller or its properties or business that would, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Business. Except as disclosed in Schedule 3.4. to Seller's knowledge, there. are no events or conditions' which would reasonably be expected to result in an Action against it that would, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Business.

     Section 3.5. Contracts. Schedule 3.5 has been prepared by Buyer and, to
                  ---------
Seller's knowledge, includes all of the Contracts which are material to the Business. Seller is not, and to Seller's knowledge, no other party to any such contract is in material breach thereof or material default thereunder, and there does not exist under any provision thereof, as of the date hereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, or would give rise thereunder to any indemnity obligation of Seller, except for such breaches, defaults, indemnities and events as to which requisite waivers or consents have been or are obtained or which would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Business.

     Section 3.6. Environmental Matters. Except as set forth on Schedule 3.6:
                  ---------------------

     (a) Seller is in compliance with all applicable Environmental Laws except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Acquired Assets, or, to Seller's knowledge, would impose liability on Buyer under any Environmental Law for any act or omission of Seller prior to the Closing Date.

     (b) Seller has or has applied for all Licenses required under Environmental Laws for the operation of Seller's business (to the extent such business relates to Seller's use of the Acquired Assets) as presently conducted (the "Environmental Permits") and there are no violations, and no pending, or, to the knowledge of Seller, threatened, investigations or proceedings with respect to such Environmental Permits except where the failure to have such Environmental Permits or where the violation, investigation or proceeding relating thereto would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Acquired Assets or, to Seller's knowledge, would impose liability on Buyer under any Environmental Law for any act or omission of Seller prior to the Closing Date.

     (c) Since January 1, 1995, and, to Seller's knowledge, before that date, Seller has not received any written notice, notification, demand, request for information, citation, summons, complaint or Order, nor is there pending, or, to the knowledge of Seller, threatened by any Person against Seller in connection with Seller's business (to the extent such business relates to Seller's use of the Acquired Assets) nor has any material penalty been assessed against Seller for any alleged violation of any Environmental Law or liability thereunder, other than where such notice, notification, demand, request for information, citation, summons, complaint or Order has been fully resolved, or where resolution would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Acquired Assets.

     (d) To the knowledge of Seller, no hazardous substance has been released in violation of Environmental Laws at, on or under any real property used in the Business. There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has knowledge in relation to any Acquired Asset which has not been delivered to Buyer.

     Section 3.7. Consents, Approvals, Other Authorizations. No filing with,
                  -----------------------------------------
notice to or authorization, consent or approval of, any Governmental Authority is required to be made, filed, given or obtained by Seller or any of its Affiliates, in connection with the consummation of the Asset Purchase except for
(i) those set forth on Schedule 3.7, (ii) those that become applicable solely as a result of the specific regulatory status of Buyer, or (iii) the failure to make, file, give

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or obtain which would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Business.

     Section 3.8.   Condition of Assets. The Acquired Assets are in the state of
                    -------------------
repair and operating condition normally kept by Seller in the ordinary course of its business, reasonable wear and tear excepted.

     Section 3.9.   Intellectual Property. Schedule 3.9(i) lists, as of the date
                    ---------------------
hereof, all material Intellectual Property of Seller constituting part of the Acquired Assets. Seller is the owner of all right, title and interest in and to all Scheduled Intellectual Property (other than the licensed third party Intellectual Property set forth on Schedule 3.9(ii)), free and clear of all Liens. Except as set forth on Schedule 3.2(iii), to Seller's knowledge, as of the date hereof, no claims of infringement of the intellectual property rights of any third parties exist based upon the use by Seller of the Scheduled Intellectual Property that would, individually or in the aggregate, reasonably be expected to have an Adverse Effect on the Acquired Assets.

     Section 3.10.  Inventory. The inventory included in the Acquired Assets was
                    ---------
produced or acquired by Seller in the ordinary course of business and, except as disclosed in Schedule 3. 10, is in good and useable condition. The physical inventory schedule dated included in Schedule I is accurate, and no items of inventory identified on such list have been disposed of except in the ordinary course of business.

     Section 3.11.  Accounts Receivable. The accounts receivable included in the
                    -------------------
Acquired Assets arose from bona fide transactions.

Section 3.12. Brokers, Finders, Etc. Except for the services of Newbury, Piret & Company, Inc., the fees of which shall be paid by Seller, Seller has not employed nor is it subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the Asset Purchase who might be entitled to a fee or commission in connection therewith..

Section 3.13. No Implied Representation. Notwithstanding anything contained in this Agreement, it is the explicit intent of each party hereto that Seller is making no representation or. warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability, or suitability as to any of the Acquired Assets and, subject to the representations and warranties given herein, it is understood that Buyer takes the Acquired Assets as is and where is. It is understood that any cost estimates, projections or other predictions contained or referred to in the Schedules or in the offering materials that have been provided to Buyer are not and shall not be deemed to be representations or warranties of Seller.

Section 3.14. Schedules. (a) Any matter set forth in any Schedule shall be deemed to be referred to on all other Schedules to which such matter logically relates and where such reference would be appropriate and can reasonably be inferred from the matters disclosed on the first Schedule as if set forth on such other Schedules.

     (b) The inclusion of any item on any Schedule to this Agreement shall not be construed as an indication that such item is material in any respect.

     (c) Seller shall not be obligated to revise or update any Schedule attached hereto.

     Section 3.15.  Licenses and Permits. Schedule 3.15 sets forth each material
                    --------------------
license, franchise, permit or other similar authorization by a Governmental Authority relating to the operation of the E-MED PACS product line (the "Permits"), together with the name of the agency or authority issuing such Permit. Except as set forth on Schedule 3.15, all of the Permits are valid and in full force and effect and, assuming the consents referred to in Section 3.7 have been or will be obtained, are transferable to Buyer. Assuming the receipt of such consents, Buyer will have all right, title and interest of Seller in the Permits.

                                  Article IV.
                    Representations and Warranties of Buyer
                    ---------------------------------------

     Buyer hereby represents and warrants to Seller as follows:

     Section 4.1.   Incorporation, Authorization, Etc.  Buyer is a corporation
                    ---------------------------------
duly incorporated, validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of Buyer's obligations hereunder and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by Buyer and no further corporate proceedings or actions on the part of Buyer, its Board of Directors or stockholders are necessary therefor. The execution, delivery and performance of this Agreement will not (i) violate any provision of the charter or bylaws or similar organizational instrument of Buyer, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the imposition of any lien upon or the creation of a security interest in any of Buyer's assets or properties pursuant to, any Contract or Order to which Buyer is a party or by which Buyer is bound, or (iii) violate or conflict with any other material restriction of any kind or character to which Buyer is subject, that, in the case of clauses (ii) and
(iii), would, individually or in the aggregate, reasonably be expected to have an Adverse Effect on Buyer or Buyer and its subsidiaries, taken as a whole. This Agreement has been duly executed and delivered by Buyer, and, assuming the due execution hereof by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Other than investors in Buyer, Buyer has no Affiliates.

     Section 4.2.  Brokers, Finders, Etc. Buyer has not employed, and is not
                   ---------------------
subject to the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Seller in connection with such transactions.

     Section 4.3.  Consents, Approvals, Other Authorizations. No filing with,
                   -----------------------------------------
notice to or authorization, consent or approval of, any Governmental Authority is required to be made, filed, given or obtained by Buyer, in connection with the consummation of the Asset Purchase except for (i) those that become applicable solely as a result of the specific regulatory status of Seller, or
(ii) the failure to make, file, give or obtain which would not, individually or in the aggregate, reasonably be expected to have an Adverse Effect on Buyer.

     Section 4.4.  Acquisition of Acquired Assets and Operation of the Business
                   ------------------------------------------------------------
for Investment.  Buyer has such knowledge and experience in financial and
--------------
business matters that it is capable of evaluating the merits and risks of its purchase of the Acquired Assets and operation of the business acquired hereunder. Buyer confirms that Seller has made available to Buyer the opportunity to ask questions of the officers of Seller and management employees of Seller and to acquire additional information about the business and financial condition of Seller.

     Section 4.5   Financial Capability. Buyer has immediately available cash in
                   --------------------
the amount the First Installment.

                                  Article V.
                         Covenants of Seller and Buyer
                         -----------------------------

     Section 5.1.  Investigation of Business, Access to Properties, Records and
                   ------------------------------------------------------------
Employees. (a) Seller shall afford to representatives of Buyer reasonable access
---------
to the offices, plants, properties, books and records of Seller during normal business hours, in order that Buyer may have full opportunity to make such investigations as it desires of the affairs of Seller to the extent such affairs relate to the Acquired Assets or to the Assumed Liabilities; provided, however, that such investigation shall not unreasonably disrupt the personnel and operations of Seller. If, in the course of any investigation pursuant to this
Section 5. 1, Buyer discovers any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon Closing would constitute such a breach, Buyer covenants and that it will promptly so inform Seller.

     (b) Any information provided to Buyer or its representatives pursuant to this Agreement shall be held by Buyer and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement dated July 13, 1998 by and between Raytheon and Buyer, which is hereby incorporated in this Agreement as though fully set forth herein.

     (c) Buyer agrees to (i) hold all of the books and records of Seller acquired hereunder existing on the Closing Date and not to destroy or dispose of any thereof for a period of four (4) years from the Closing Date or such longer time as may be required by law, and thereafter, if it desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller and (ii) following the Closing Date to afford Seller, its accountants and counsel, during normal business hours, upon reasonable request, full access to such books, records and other data to the extent that such access may be requested for any legitimate purpose, including without limitation preparation of filings under federal and state securities laws, responding to Governmental Authorities, defending or prosecuting litigation and preparation of Income Tax Returns and other tax filings, at no cost to Seller (other than for reasonable out-of-pocket expenses); provided, however, that nothing herein shall limit any of Seller's rights of discovery. Buyer shall have the same rights, and Seller the same obligations, as are set forth above in this Section 5. 1 (c), with respect to any material nonprivileged records of Seller pertaining to the Acquired Assets or to the Assumed Liabilities that are retained by Seller, with the exception of Returns relating to Taxes that are not the responsibility of Buyer or alleged by a Governmental Authority to be the responsibility of Buyer.

     Section 5.2.  Best Efforts, Obtaining Consents. (a) Subject to the terms
                   --------------------------------
and conditions herein provided, each of Seller and Buyer agrees to use its best efforts (whether before or after the Closing Date) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using its best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material Contracts, (ii) to obtain all consents, approvals and authorizations that are required to be obtained under any Law, (iii) to lift or rescind any Order adversely affecting the ability of the parties hereto to consummate the Asset Purchase, (iv) to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities, and (v) to fulfill all conditions to this Agreement (it being understood that such efforts shall not include any requirement of Buyer or Seller to expend more than commercially reasonable sums of money or grant any material financial or other accommodation, or of Buyer to accept any material modification of its rights hereunder).
Seller and Buyer further covenant and agree, with respect to a threatened or pending Order or Law that would adversely affect the ability of the parties hereto to consummate the Asset Purchase, to use their respective best efforts to prevent the entry, enactment or promulgation thereof, as the case may be (it being understood that such efforts shall not include any requirement of Buyer or Seller to expend more than commercially reasonable sums of money or grant any material financial or other accommodation).

     (b) In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Section 5.2, the proper officers and/or directors of Buyer, including, to the extent applicable, any Entity designated to hold the Acquired Assets, shall take all such necessary action.

     (c) Seller covenants to use its commercially reasonable efforts to effect the assignment of any contract, permit, license, claim, demand or right which is not now transferred or assigned and which is a part of the Business. In order that full value of every such unassigned contract, lease, interest in property, permit, license, claim, demand or right may be realized by and for the benefit of Buyer, Seller covenants and agrees with Buyer that Seller will use its commercially reasonable efforts to enforce every such contract, permit, license, claim, demand or right and to facilitate the collection of the moneys due and payable and to become -due and payable in and under every such contract and in respect of every such claim, demand or right; and Seller does hereby covenant to hold in trust for and promptly pay over to Buyer all moneys or things of value collected and paid to Seller, its successors or assigns, after the Closing Date in respect of every such contract, claim, demand or right. No amounts owing to Buyer by Seller under this Section 5.2(c) shall be subject to the limitation set forth in Section 10.2.

     Section 5.3. Conduct of Business. From the date hereof through the Closing,
                  -------------------
except as disclosed on Schedule 5.3 or otherwise provided for in, or contemplated by, this Agreement, and, except as consented to or approved by Buyer in writing, Seller covenants and agrees that:

     (a) Seller shall make use of the Acquired Assets in the ordinary and usual course in all material respects in accordance with past practices;

     (b) Except as otherwise provided for in or contemplated by this Agreement, Seller shall not (i) assume, incur or guarantee, except in the ordinary course of business consistent with past practice, any obligation for borrowed money that would constitute, or increase Buyer's obligation respecting, an Assumed Liability, (ii) cancel or compromise, except in the ordinary course of business consistent with past practice, any debts owed to it that would constitute, or decrease the value of Buyer's right respecting, an Acquired Asset or (iii) waive or release any rights of material value relating to the Acquired Assets; and

     (c) Except in the ordinary course of business, Seller shall not (i) sell, transfer, distribute as a dividend in kind or otherwise dispose of any material Acquired Asset (other than inventory in the- ordinary course of business consistent with past practice), (ii) create or permit to exist any new material security interest, lien or encumbrance on Acquired Assets, or (iii) enter into any joint venture, partnership or other similar arrangement or form any other new material arrangement for the conduct of the business relating to the Acquired Assets.

     Section 5.4. Preservation of Business.  From the date hereof to the Closing
                  ------------------------
Date, subject to the terms and conditions of this Agreement, Seller shall use reasonable efforts (i) to preserve the Acquired Assets intact and (ii) to preserve the good will of customers and others having business relations with Seller to the extent such business relations relate to the Acquired Assets.

     Section 5.5. Further Assurances. Seller and Buyer agree that, from time to
                  -------------------
time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments; of conveyance and transfer and take such other action as may be reasonably required or desirable to carry out the purposes and intent of this Agreement, including (i) allocating rights and obligations under Contracts and other arrangements, if any, relating to business of Seller and its Affiliates, on the one hand, and relating to the Acquired Assets on the other, (ii) allocating rights and obligations under Contracts and other arrangements, if any, relating to the Assumed Liabilities, and (iii) determining whether to enter into any service or other sharing agreements on a mutually acceptable arm's length basis that may be necessary to assure a smooth and orderly transition. In case at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action. In addition to the foregoing, Buyer shall, at Seller's sole cost and expense, cooperate with Seller in the defense or prosecution of any of the Retained Liabilities.

     Section 5.6.  Public Announcements.  Seller and Buyer will consult with
                   --------------------
each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby, and, except as may be required by applicable law or any listing agreement with any securities exchange, will not issue any such press release or make any such public statement, unless the text of such statement shall have been agreed upon by the parties, such agreement not to be unreasonably withheld.

Section 5.7  Use of Raytheon Name.  From and after the Closing, except for
             --------------------
purposes of announcing Buyer's acquisition of the Acquired Assets or responding reasonably to inquiries with respect thereto, Buyer and its Affiliates shall not use or permit the use of the names or marks "E-Systems", "Raytheon E-Systems", "ESY", "RESY", "Raytheon", "RTN", or any other trademark or trade name of Seller or any Affiliate of Seller, for any commercial purpose or any trademarks or trade names confusingly similar thereto, nor shall Buyer use or permit the use of such names and marks in connection with the operation or disposition of the Acquired Assets or the proceeds thereof, provided, however, that (1) for a period of sixty (60) days, Buyer may make use of promotional and sales literature, stationery, cartons and other packaging material included in the Acquired Assets at Closing, provided, that to the extent practical such literature is stickered or otherwise marked to indicate the change of ownership, and (ii) nothing in this Section 5.7 shall require the amendment of any Contracts nor limit, where relevant, any accurate and complete statement of facts concerning ownership of the Acquired Assets prior to the Closing in any Action or in any filing with a Governmental Authority. Notwithstanding the foregoing, the Acquired Assets shall include, and after the Closing Date Buyer shall have, the right to unrestricted use of the name "E-Med".

     Section 5.8.  Performance of Certain Obligations.  Buyer agrees from and
                   ----------------------------------
after the Closing Date to perform and fulfill (or cause to be performed and fulfilled) all obligations and commitments incurred by Seller or any of its Affiliates as such relate to the Business whether existing as of the Closing Date or arising or incurred thereafter. Seller agrees from and after the Closing Date to perform and fulfill (or cause to be performed and fulfilled) all obligations and commitments incurred by Buyer or any of its Affiliates as such relate to the Excluded Assets or Retained Liabilities whether existing as of the Closing Date or arising or incurred thereafter.

     Section 5.9.   Buyer's Warranty Obligation. Buyer covenants and agrees that
                    ---------------------------
it will fully honor and diligently perform all of Seller's product warranty, guaranty and product return obligations express or implied which arise from or are related to Seller's operation of the Acquired Assets prior to the Closing Date. If Buyer fails reasonably to perform such obligations, Seller may, at Buyer's expense, satisfy, or retain others to satisfy, such obligations.

     Section 5.10.  Sale of MegaScan.  Buyer covenants and agrees that, for one
                    ----------------
(1) year following the Closing, it will use its best efforts to sell, assign or otherwise dispose of that portion of the Acquired Assets which consist of MegaScan (any such sale, assignment or disposition a "MegaScan Sale") as promptly following the Closing Date at the highest reasonable price and in a manner consistent with reasonable commercial practices; provided that Buyer may nonetheless dispose of and use the MegaScan assets in the ordinary course beginning on the Closing Date or terminate or liquidate the balance of the MegaScan business if Buyer deems such action appropriate. In the event of such a MegaScan Sale, if the proceeds (the "MegaScan Proceeds") thereof (net of (x) losses sustained by MegaScan during the period between the Closing Date and any such MegaScan Sale and (y) any fees and expenses incurred by Buyer in connection with such MegaScan Sale) exceed $900,000, then Buyer and Seller shall share equally in such excess. Buyer further covenants that it shall, within fifteen
(15) days of any such MegaScan Sale, deliver to Seller by wire transfer such excess in immediately available funds.

     Section 5.11.  Non-competition.  Seller agrees that for a period of two (2)
                    ---------------
years after the date hereof (the "Restricted Period "), Seller will not compete with Buyer in the manufacture or marketing of medical products, whether individually or as a consultant, partner, owner or stockholder owning more than five percent (5%) of an Entity in the business of manufacturing or marketing of medical products in competition with Buyer (the "Restricted Business"). Notwithstanding the foregoing, nothing herein shall prohibit Seller or any of its Affiliates from (a) owning, directly or indirectly, less than five percent (5%) of any class of securities of any issuer listed on a national securities exchange or traded publicly in the over-the-counter market, (b) directly or indirectly acquiring a business which engages in the Restricted Business if such business is twenty-five percent (25%) or less (measured by net revenues) of a larger business so acquired by Seller or any of its Affiliates, and (d) continuing to produce and sell those products now being produced and sold by Seller and its Affiliates (including within the foregoing all products that were under development as of the date hereof).

     Section 5.12.  Confidentiality. From and after the Closing Date, Seller
                    ---------------
will hold confidential proprietary information constituting Acquired Assets or provided to Seller by Buyer with respect to the Business after the Closing Date, and, except to the extent Seller develops such information independently, obtains it lawfully from a third party or is ordered to disclose such information by a Governmental Authority, will not disclose any such information to any third party without the prior written consent of Buyer.

                                  Article VI
          Employees, Employee Benefits and Other Transitional Matters
          -----------------------------------------------------------


     Section 6.1.  Hiring Employees, Comparable Benefits.
                   -------------------------------------

     (a) Subject to Section 6.2(b) hereof, Buyer will continue the employment of those employees of Seller dedicated to the product lines being sold to Buyer as it deems advisable, (all such employees being "Assumed Employees'). To the extent employment of Assumed Employees is continued by Buyer during the first six (6) months following the Closing Date, such employment shall be on substantially the same terms and conditions in the aggregate under which the Assumed Employees worked for Seller immediately prior to the Closing Date. Seller represents and warrants that Schedule 6. 1 (a) is a true and complete list of all the employees of Seller dedicated to the product lines being sold to Buyer.

     (b) Buyer agrees that, for a period of 60 days after the Closing Date, it will not cause any of the employees of Seller dedicated to the product lines being sold to Buyer, including the Assumed Employees, to suffer "employment loss" for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S)(S) 2101-2109, and related regulations (the "WARN Act") if such employment loss could create any liability for Seller or its Affiliates, unless Buyer delivers notices under the WARN Act in such a manner and at such a time that Seller or its Affiliates bears no liability with respect thereto. For all employees other than the Assumed Employees, and for all Assumed Employees terminated within thirty (30) days of the Closing Date, Buyer will make the severance payments set forth on Schedule 6.1 (b).

     Section 6.2.  Medical Benefits.  Commencing as of the Closing Date, Buyer
                   ----------------
shall provide the Assumed Employees and dependents and beneficiaries thereof medical and dental benefit coverage on the terms generally provided to the other employees of Buyer and their dependants and beneficiaries. Medical benefits to be provided to all other employees dedicated to the product lines being sold to Buyer are set forth on Schedule 6.2.

     Section 6.3.  Investment Plans.  Buyer shall have no liability and
                   ----------------
responsibility for the disposition of interests under the E-Systems Employee Savings Plan (the "Savings Plan") with respect to those Assumed Employees (or their beneficiaries) who, as of the Closing Date, are participants in the Savings Plan. No such participant will be eligible to make any contributions to the Savings Plan, and Raytheon will not be obligated to make any contribution with respect to any such participant in the Savings Plan, with respect to compensation earned by such employees on or after the Closing Date.

     Section 6.4.  Retention Plans.  Seller has provided Buyer with information
                   ---------------
regarding Seller's retention plans established to encourage certain employees of Seller to remain with Seller until Closing and to accept employment and remain with Buyer after the Closing (the "Retention Plans"). Seller agrees to be responsible for all payments under the Retention Plans which accrue on or prior to the Closing Date with respect to the Assumed Employees and Buyer agrees be responsible for all payments under the Retention Plans which accrue after the Closing Date with respect to the Assumed Employees.

     Section 6.5.  Access to Books and Records.  As soon as practicable, Buyer
                   ---------------------------
shall receive from Seller (i) such information concerning each Assumed Employee's period of employment with Raytheon and/or Seller as Buyer may reasonably require to determine service for eligibility and benefit accrual purposes and (ii) such information concerning the terms of Seller's welfare benefit plans and concerning each Assumed Employee's benefit utilization under welfare benefit plans as Buyer may reasonably require to comply with Sections
6.1 (b) and 6.2 of this Agreement.

     Section 6.6   No Third Party Beneficiaries.  No provision of this Article 6
                   ----------------------------
shall create any third party beneficiary or other rights in any employee or former employee of Seller and no provision of this Article 6 shall create any such rights in any such employees in respect of any benefits that may be provided, directly or indirectly, under any employee plan or benefit arrangement that may be established or maintained by Buyer. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate any employee plan or benefit arrangement of Buyer.

                                  Article VII
                                  Tax Matters
                                  -----------

     Seller covenants for the benefit of Buyer, and Buyer covenants for the benefit of Seller, as follows:

     Section 7.1   Taxes and Refunds.
                   -----------------

     (a) Seller shall be responsible for all Taxes accruing on or before the Closing Date and Seller shall be entitled to any refunds or credits of Taxes attributable to or arising in all taxable periods ending on or before the Closing Date.

     (b) Buyer shall be responsible for all Taxes accruing after the Closing Date with respect to the use of the Acquired Assets and Buyer shall be entitled to any refunds or credits of Taxes attributable to or arising in taxable periods beginning on or after the Closing Date.

     Section 7.2.  Allocation of Transfer and Property Taxes.
                   -----------------------------------------

     (a) All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees including any deficiencies, interest, penalties, additions to tax or additional amounts excluding any Income Taxes (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer. Buyer and Seller shall use reasonable efforts to minimize the amount of all Transfer Taxes and shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable law to make the filings, reports, or returns and to handle any audits or controversies with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.

     (b)  All real property taxes, personal property taxes and similar ad
                                                                       --
valorem obligations levied with respect to the Acquired Assets for a taxable
-------
period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Buyer based on the number of days of such taxable period which fall on or before the Closing Date (this and any other tax period which includes one or more days falling on or before the Closing Date, a "Pre-Closing Tax Period") and the number of days of such taxable period after the Closing Date (a "Post-Closing Tax Period"). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of, such taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property taxes relating to the Acquired Assets, each of Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 30 days after delivery of such statement. In the event that either Seller or Buyer shall make any payment for which it is entitled to reimbursement under this Section, the other party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount or reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

Section 7.3.  Cooperation. Buyer and Seller agree to furnish or cause to be
              -----------
furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Acquired Assets for a period of at least six (6) years following the Closing Date. At the end of such period, each party shall provide the other with at least thirty (30) days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Acquired Assets. If either party becomes aware of any pending or threatened assessment, official inquiry, examination or proceeding that could result in an official determination with respect to Taxes due or payable the responsibility for which rests with the other party hereto, such party shall promptly so notify the other party in writing.

                                 Article VIII.
                   Conditions of Buyer's Obligation to Close
                   -----------------------------------------

     Buyer's obligation to consummate the Asset Purchase shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

     Section 8.1.  Representations, Warranties and Covenants of Seller. (a) The
                   ----------------------------------------------------
representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time), except, in the case of any representations or warranties other than those that contain a qualification as to "Adverse Effect," for such inaccuracies which have not had or would not reasonably be expected to have an Adverse Effect on the Acquired Assets.

     (b) Seller shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing (other than Seller's covenants pursuant to Section 2.2 (a) and (b) with respect to delivery of documents of transfer of the Acquired Assets at the Closing, which shall be performed in all respects).

     (c) Buyer shall receive at or prior to the Closing a certificate as to the matters set forth in paragraphs (a) and (b), dated the Closing Date, and validly executed by an authorized officer of Seller.

     Section 8.2.  Filings, Consents, Waiting Periods. All registrations,
                   ----------------------------------
filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be obtained or made as of the Closing Date shall have been filed, made or obtained, except for such registrations, filings, notices, consents, approvals, orders, qualifications and waivers the lack of which would not reasonably be expected to have an Adverse Effect on the Acquired Assets.

     Section 8.3.  No Injunction. At the Closing Date, there shall be no Order
                   -------------
of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of all or any portion of the Asset Purchase, and no Law shall have been enacted by any Governmental Authority which prevents consummation of the Asset Purchase.

                                  Article IX.
                  Conditions to Seller's Obligation to Close
                  ------------------------------------------

     Seller's obligation to consummate the Asset Purchase is subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

     Section 9.1.  Representations, Warranties and Covenants of Buyer. (a) The
                   --------------------------------------------------
representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time), except, in the case of any representations or warranties other than those that contain a qualification as to "Adverse Effect," for such inaccuracies which have not had or would not reasonably be expected to have an Adverse Effect on Buyer or Buyer and its subsidiaries, taken as a whole.

     (b) Buyer shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing.

     (c) Seller shall receive at or prior to the Closing a certificate as to the matters set forth in paragraphs (a) and (b), dated the Closing Date, and validly executed by an executive officer of Buyer on behalf of Buyer.

     Section 9.2.   Filings: Consents: Waiting Periods.  All registrations,
                    ----------------------------------
filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be obtained or made as of the Closing Date shall have been filed, made or obtained, except for such registrations, filings, notices, consents, approvals, orders, qualifications and waivers the lack of which would not reasonably be expected to have an Adverse Effect on Buyer or Buyer and its subsidiaries, taken as a whole.

     Section 9.3.   No Injunction.  At the Closing Date, there shall be no Order
                    -------------
of any nature of any Governmental Authority of competent jurisdiction that is in effect that restrains or prohibits the consummation of all or any portion of the Asset Purchase, and no Law shall have been enacted by any Governmental Authority which prevents consummation of the Asset Purchase.

                                  Article X.
                           Survival: Indemnification
                           -------------------------

     Section 10.1.  Survival Periods. The representations and warranties in this
                    ----------------
Agreement shall survive for a period of six (6) months following the Closing. A claim by any party hereunder shall survive if notice thereof is given in accordance with Section 10.4(a) within such six (6) month period.

     Section 10.2.  Indemnification by Seller. (a) From and after the Closing
                    -------------------------
Date, Seller shall indemnify and hold harmless Buyer, its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for all reasonable attorneys', accountants', and experts' fees and expenses including those incurred to enforce the terms of this Agreement (collectively, "Covered Liabilities"), suffered, directly or indirectly, by Buyer by reason of, or arising out of (i) any of the Retained Assets or the Retained Liabilities, including any liability based on negligence, gross negligence, strict liability or any other theory of liability, whether in law (whether common or statutory) or equity or (ii) any breach of any representation, warranty, covenant or agreement of Seller contained herein; provided. however, that, Seller shall not be required to indemnify the Buyer Indemnified Parties with respect to any claim for indemnification under clause (ii) of this Section 10.2 unless and until the aggregate amount of all claims against Seller under clause (ii) of this Section
10.2 exceeds Two Hundred Thousand Dollars ($200,000) and then only to the extent such aggregate amount exceeds such amount, and provided, further that in no
                                               -------   -------
event shall Seller be required to pay or otherwise be liable for an amount in excess of One Million Dollars ($1,000,000) with respect to claims made under clause (ii) of this Section 10.2.

     (b) Anything in this Section to the contrary notwithstanding, in the event that (i) based on a preponderance of the evidence, Seller shows that, on or prior to the Closing Date, Buyer had knowledge of any breach, untruth, inaccuracy of, or error in, any representation and warranty of Seller or (ii) Seller notifies Buyer, on or prior to the Closing Date, of any breach, untruth, inaccuracy of, or error in, any representation and warranty of Seller, and Buyer proceeds with the Closing, Buyer shall be deemed to have waived any right thereafter to assert any claim with respect to any such breach, untruth, inaccuracy or error, including without limitation any right to indemnification therefor. Except as set forth in the preceding sentence, Buyer's right to indemnification hereunder shall not be affected by any investigation or inquiry concerning the Business by Buyer, whether pursuant to Section 5.1 (a) hereof or otherwise in conducting its diligence.

     Section 10.3.  Indemnification by Buyer. (a) From and after the Closing
                    ------------------------
Date, Buyer shall indemnify and hold harmless Seller, its Affiliates, each of their respective directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Raytheon Indemnified Parties") from and against any and all Covered Liabilities incurred by or asserted against any of the Raytheon Indemnified Parties in connection with or arising from any Assumed Liability or arising out of or in connection with (i) any of the Acquired Assets after the Closing Date, including any liability based on negligence, gross negligence, strict liability or any other theory of liability, whether in law (whether common or statutory) or equity or (ii) any breach of any representation, warranty, covenant or agreement of Buyer contained herein; provided. however, that Buyer shall not be required to indemnify the. Raytheon Indemnified Parties with respect to any claim made for indemnification under clause (ii) of this Section 10.3 unless and until the aggregate amount of all claims against Buyer under clause (ii) of this
Section 10.3 exceeds Two Hundred Thousand Dollars ($200,000) and then only to the extent such aggregate amount exceeds such amount, and provided further, that in no event shall Seller be required to pay or otherwise be liable for an amount in excess of One Million Dollars ($1,000,000) with respect to claims made under clause (ii) of this Section 10.2; and provided further, however, that the deductible contained in the preceding provision shall not apply to (x) the obligations of Buyer to pay to Seller the Purchase Price pursuant to Section 2.3 or (y) any fees or expenses incurred by Seller in connection with the enforcement of the obligations of Buyer to pay the Purchase Price to Seller.

     (b) Anything in this Section to the contrary notwithstanding, in the event that (1) based on a preponderance of the evidence, Buyer shows that, on or prior to the Closing Date, Seller had knowledge of any breach, untruth, inaccuracy of, or error in, any representation and warranty of Buyer or (ii) Buyer notifies Seller, on or prior to the Closing Date, of any breach, untruth, inaccuracy of, or error in, any representation and warranty of Buyer, and Seller proceeds with the Closing, Seller shall be deemed to have waived any right thereafter to assert any claim with respect to any such breach, untruth, inaccuracy or error, including without limitation any right to indemnification therefor.

     Section 10.4.  Indemnification Procedures.  (a) If any indemnified party
                    ---------------------------
receives notice of the assertion of any Third Party Claim with respect to which an indemnifying party is obligated under this Agreement to provide indemnification, such indemnified party shall give such indemnifying party written notice thereof (together with a copy of such Third Party Claim, process or other legal pleading) promptly after becoming aware of such Third Party Claim; provided, however, that the failure of any indemnified party to give notice as provided in this Section 10.4 shall not relieve any indemnifying party of its obligations under this Section 10.4, except to the extent that such indemnifying party is actually prejudiced by such failure to give notice. Such notice shall describe such Third Party Claim in reasonable detail.

     (b) An indemnifying party, at such indemnifying party's own expense and through counsel chosen by such indemnifying party (which counsel shall be reasonably acceptable to the indemnified party), may elect to defend any Third Party Claim. If an indemnifying party elects to defend a Third Party Claim, then, within ten (10) business days after receiving notice of such Third Party Claim (or sooner, if the nature of such Third Party claim so requires), such indemnifying party shall notify the indemnified party of its intent to do so, and such indemnified party shall cooperate in the defense of such Third Party Claim (and pending such notice and assumption of defense, an indemnified party may take such steps to defend against such Third-Party Claim as, in such indemnified party's good-faith judgment, are appropriate to protect its interests). Such indemnifying party shall pay such indemnified party's reasonable out-of-pocket expenses incurred in connection with such cooperation. Such indemnifying party shall keep the indemnified party reasonably informed as to the status of the defense of such Third Party Claim. After notice from an indemnifying party to an indemnified party of its election to assume the defense of a Third Party Claim, such indemnifying party shall not be liable to such indemnified party under this Section 10.4 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than those expenses referred to in the preceding sentence; provided, however, that such indemnified party shall have the right to employ one law firm as counsel, together with a separate local law firm in each applicable jurisdiction ("Separate Counsel"), to represent such indemnified party in any action or group of related actions (which firm or firms shall be reasonably acceptable to the indemnifying party) if, in such indemnified party's reasonable judgment at any time, either a conflict of interest between such indemnified party and such indemnifying party exists in respect of such claim, or there may be defenses available to such indemnified party which are different from or in addition to those available to such indemnifying party and the representation of both parties by the same counsel would be inappropriate, and in that event (i) the reasonable fees and expenses of such Separate Counsel shall be paid by such indemnifying party (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one Separate Counsel (excluding local counsel) with respect to any Third Party Claim (even if against multiple indemnified parties)), and (ii) each of such indemnifying party and such indemnified party shall have the right to conduct its own defense in respect of such claim. If an indemnifying party elects not to defend against a Third Party Claim, or fails to notify an indemnified party of its election as provided in this Section 10.4 within the period of ten (10) business days described above, the indemnified party may defend, compromise, and settle such Third Party Claim and shall be entitled to indemnification hereunder (to the extent permitted hereunder); provided, however, that no such indemnified party may compromise or settle any such Third Party claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the indemnifying party shall not, without the prior written consent of the indemnified party, (i) settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third-Party Claim, or (ii) settle or compromise any Third Party Claim in any manner that would reasonably be expected to have a material adverse effect on the indemnified party.

     Section 10.5.  Certain Limitations.  (a) The amount of any Covered
                    -------------------
Liabilities for which indemnification is provided. under this Agreement shall be net of any amounts actually recovered by the indemnified party from third parties (including amounts actually recovered under insurance policies) with respect to such Covered Liabilities. Any indemnifying party hereunder shall be subrogated to the rights of the indemnified party upon payment in full of the amount of the relevant indemnifiable loss. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any indemnified party recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the indemnified party shall promptly remit to the indemnifying party the excess of (A) the sum of the amount theretofore paid by such indemnifying party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (B) the full amount of such Covered Liabilities.

     (b) No remedy under this Agreement or at law or in equity shall include, provide for or permit the payment of multiple, exemplary, punitive or consequential damages or any equitable equivalent thereof or substitute therefor, and the burden shall be on the party claiming loss to show actual loss in the amount claimed.

                                  Article XI.
                                  Termination
                                  -----------


     Section 11.1.  Termination.  This Agreement may be terminated at any time
                    -----------
prior to the Closing by:

     (a)  the mutual written consent of Seller and Buyer;

     (b) either Seller or Buyer if the Closing has not occurred by the close of business on November 23, 1998, and if the failure to consummate the Asset Purchase on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to Closing;

     (c) Seller, provided it is not then in breach of any of its obligations hereunder, if Buyer fails to perform in any material respect any covenant in this Agreement when performance thereof is due or Buyer shall have breached in any material respect any of the representations or warranties contained in this Agreement and does not cure the failure or breach within thirty (30) business days after Seller delivers written notice thereof, or

     (d) Buyer, provided it is not then in breach of any of its obligations hereunder, if Seller fails to perform in any material respect any covenant in this Agreement when performance thereof is due or Seller shall have breached in any material respect any of the representations and warranties contained in this Agreement and does not cure the failure or breach within thirty (30) business days after Buyer delivers written notice thereof.

     Section 11.2.  Procedure and Effect of Termination.  In the event of
                    -----------------------------------
termination of this Agreement by either or both of Seller and Buyer pursuant to
Section 11.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Sections 5.1(b) and 12.4 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to Sections 3.7 and 4.3 shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.

                                 Article XII.
                                 Miscellaneous
                                 -------------

     Section 12.1.  Counterparts.  This Agreement may be executed in one or more
                    ------------
counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

     Section 12.2.  Governing Law, Consent to Jurisdiction. This Agreement shall
                    --------------------------------------
be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to the choice of law principles thereof. Buyer and Seller consent to and hereby submit to the jurisdiction of any state or federal court located in the Commonwealth of Massachusetts in connection with any action, suit or proceeding arising out of or relating to this Agreement, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     Section 12.3.  Entire Agreement.  This Agreement (including agreements
                    ----------------
incorporated he-rein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

     Section 12.4.  Expenses. Except as set forth in this Agreement, whether the
                    --------
Asset Purchase is or is not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that Buyer shall pay all fees relating to the transfer of the Acquired Assets and the Assumed Liabilities; provided further that if such fees exceed Two Thousand Five Hundred Dollars ($2,500), then Buyer and Seller shall pay such fees equally.

     Section 12.5.  Notices.  All notices hereunder shall be sufficiently given
                    -------
for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Seller shall be addressed to:

     Raytheon Company
     141 Spring Street
     Lexington, Massachusetts 02421
     Attention: General Counsel
     Telecopy No: (781) 860-2924

or at such other address and to the attention of such other Person as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

     ACCESS Radiology Corporation
     25 Hartwell Avenue
     Lexington, Massachusetts 02421
     Attention: Scott Sheldon
     Telecopy No: (781) 861-6360

or at such other address and to the attention of such other Person as Buyer may designate by written notice to Seller.

     Section 12.6.  Successors and Assigns. This Agreement shall be binding upon
                    ----------------------
and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto, except that Seller may assign this Agreement to any Entity that succeeds to substantially all of Seller's assets and liabilities, and Buyer may assign this Agreement (i) to any Entity that succeeds to substantially all of Buyer's assets and liabilities, or (ii) as security to a bank or other financial institution.

     Section 12.7.  Headings: Definitions.  The section and article headings
                    ---------------------
contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

     Section 12.8.  Amendment.  This Agreement may not be amended, modified,
                    ---------
superseded, canceled, renewed or extended except by a written instrument signed by the party to be charged therewith.

     Section 12.9.  Waiver, Effect of Waiver. No provision of this Agreement may
                    ------------------------
be waived except by a written instrument signed by the party waiving compliance. No waiver by any party hereto of any of the requirements hereof or of any of such party's rights hereunder shall release the other parties from full performance of their remaining obligations stated herein. No failure to exercise or delay in exercising on the part of any party hereto any right, power or privilege of such party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege by such party.

     Section 12.10. Interpretation, Absence of Presumption. (a) For the purposes
                    --------------------------------------
hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof' "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph and Schedule references are to the Articles, Sections, paragraphs and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement means

"including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days.

     (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     Section 12.11. Specific Performance.  The parties hereto each acknowledge
                    --------------------
that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

     Section 12.12. Remedies Cumulative.  Except as otherwise provided in
                    -------------------
Article X, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered, as an instrument under seal, in their names and on their behalf by their respective officer, thereunto duly authorized, on and as of the date first set forth above,

                              RAYTHEON E-SYSTEMS. INC.

                              By: ___________________________
                                    Name:
                                    Title:


                              ACCESS RADIOLOGY CORPORATION

                              By:  __________________________
                                    Name:
                                    Title:

                                Schedule 2.3(b)
                                ---------------

     The Final Installment shall be the amount obtained from the following table:

                                Date                          Final Installment
                                ----                          -----------------
in or prior to the seventh (7th) month after the Closing Date     $  700,000

in the eighth (8th) month after the Closing Date                  $  800,000

in the ninth (9th) month after the Closing Date                   $  900,000

in the tenth (10th) month after the Closing Date                  $1,000,000

in the eleventh (11th) month after the Closing Date               $1,100,000

in the twelfth (12th) month after the Closing Date                $1,200,000

     Upon the first anniversary (the "First Anniversary") of the Closing Date, the Final Installment shall be One Million Three Hundred Thousand Dollars ($1,300,000). If Buyer fails to pay to Seller the Final Installment by wire transfer in immediately available funds on or before the First Anniversary, then interest shall accrue with respect to the Final Installment at the rate of twenty percent (20%) per annum or at the maximum rate permitted by law, whichever is less.

                                  Schedule I
                                Acquired Assets
                                ---------------

     Acquired Assets are those assets of Seller used or held in the ordinary course of business for the manufacture, marketing and sale of the product lines produced by Raytheon E-Systems under the name E-MED. These assets include, without limitation:

1.   Inventory listed in Attachment A and MegaScan inventory;

2.   Intellectual property identified on Schedule 3.9(i);

3.   Prepaid expenses listed on Attachment B;

4.   Property, Plant and Equipment listed on Attachment C;

5.   Leases at San Antonio, Texas and Billerica, Massachusetts;

6.   All agreements entered into by Seller relating to the EMED product line;

7.   All proposals outstanding relating to the EMED product line;

8.   All books and records relating to the EMED product line; and,

9.   All accounts receivable (including receivables from employee loans) and;

10.  Work in progress related to the EMED product line.

                                  Schedule II
                            Estimated Balance Sheet
                            -----------------------

                                  Schedule II
                                  -----------

                                     EMED
                            ESTIMATED BALANCE SHEET
                               October 23, 1998


                                                                    Account
       Account #         Account Description                        Balance
       ---------         -------------------                        -------
ASSETS
     CURRENT ASSETS
       101**             Total Cash                            $          --   Excluded
       103**             Total Accounts Receivable             $   2,330,059
       105**             Total Inventory (Excluding MegaScan)  $   3,681,494   (a,b)
       1091*             Total Prepaid-Miscellaneous           $      14,417
       1092*             Prepaid-ISG Software Service          $      67,501
       1093*             Prepaid Deposits                      $      42,519
       1094*             Total Prepaid Travel                  $      33,175
       1095*             Prepaid Third Party Warranty          $     146,382
       1097*             Prepaid Expenses-Advertising          $          --   Excluded
       1099*             Total Prepaid Fringe Benefits         $          --   Excluded

       Total Current Assets                                    $   6,315,547

       13***             Total Property and Equipment          $     639,670
       183**             PACS Software Productization          $   4,032,420

       Total Assets                                            $  10,987,637

LIABILITIES
     CURRENT LIABILITIES
       201*              Total Accounts Payable                $   1,207,163
       202*              Total Accrued Rent                    $      (6,145)
       203**             Total Accrued Payroll                 $          --   Excluded
       2040*             Provision for Warranty Cost           $      81,700
       2041*             Total Accrued Commission/Margins      $     163,576
       2042*             Accrued Megascan Costs                $          --   Excluded
       2045*             Accrued Workmans Comp                 $          --   Excluded
       2046*             Accrued Advertising (RSNA) Fee        $      49,501
       2049*             Accrued Taxes                         $          --   Excluded
       205**             Total Deposits and Deferred Revenues  $     241,084
       206**             Total E-Systems Intercompany Account  $          --   Excluded

       Total Liabilities                                       $   1,736,879

     ACQUIRED NET BOOK VALUE                                   $   9,250,758

Notes:

(a) Excludes MegaScan inventory located at all EMED locations including Billerica and San Antonio, and at at vendor locations.
(b) Inventory on the closing balance sheet will be adjusted to reflect differences between the 11/20/98 perpetual inventory and the inventory physically on hand at that date as confirmed by Price Waterhouse Coopers for the following items: (1) Film digitizers and related film feeders (2) personal computers >266 MHz (adjusted at 75% of standard cost), (3) SUN workstations with the following part numbers - 490-0607-7, 490-0587-6, 490-0606-6, 490-0555-0, 490-0508-8, 490-0560-4, 495-0044-8 and 170-0231-1.

                                 Schedule III
                                Excluded Assets
                                ---------------

1. Seller will retain non-exclusive world-wide, royalty free right and license to use, modify, reproduce, release, perform, display, disclose, manufacture, market and sell the PACSPro 11 Graphics Controller (the capacity to reproduce and assemble the circuit cord EMED Part Number 170-0226-6 Rev A and Raytheon Part Number 431-90000) for all non-medical applications, including commercial, governmental, aerial, spatial, and hydrographical applications.


2.   All cash of Seller.

3.   All Contracts between Seller and ISG Technologies, Inc.

                                  Schedule IV
                                  -----------

Persons with Access Knowledge:
Mr. Scott Sheldon, President of Access
Mr. Gary Lortie, Access CFO

Persons with Raytheon Knowledge:

Mr. Ron Ford, EMED President
Mr. Robert Dryden, Division Counsel

                                  Schedule V
                             Retained Liabilities
                              --------------------

1. Liabilities for infringement of intellectual property arising from events occurring prior to the Closing Date.

2.   All amounts payable by the EMED product line to Seller or its Affiliates.

3. Environmental liabilities relating to the leased properties arising prior to the Closing Date.

4. Liabilities of Seller for Taxes arising in connection with Seller's the operation of the product lines produced by Raytheon E-Systems under the name E-MED.

5. Liabilities attributable to the employment of the employees of Seller which arose prior to the Closing date, excluding accrued vacation benefits accrued by those employees that are Assumed Employees.

6.   Liabilities under all Contracts between Seller and ISG Technologies, Inc.

                                Schedule 3.1(b)
      Obligations breached as a result of the closure of this transaction
      -------------------------------------------------------------------

     Many of the contracts, leases and licenses relating to the business have provisions precluding assignment without the consent of both parties to the Agreement.

                                 Schedule 3.2
                   Financial Statements of the Product Line
                   ----------------------------------------

Identified in Attachment D

                                 Schedule 3.4
                       Litigation - Actual or Threatened
                       ---------------------------------

1. Christopher L. Mohen v. E-Systems Medical Electronics, Middlesex Superior Court Civil Action No. 97-2821

2. Potential litigation involving the Company's alleged infringement of TASC's PictureCom software

3. Issues previously discussed with Mr. Scott Sheldon relating to the claimed obligation for EMED to upgrade 5 workstations sold to the Boston Veteran's Hospital remain outstanding

4. Issues previously discussed with Mr. Scott Sheldon relating to return of equipment and refund of some portion of the purchase price of equipment sold to New England Baptist remain outstanding

                                 Schedule 3.5
                                 ------------

     Attachment G presents those contracts delivered to, reviewed by, or available during due diligence to Access. Seller represents that this listing includes but is not limited to all contracts that are material to the acquired business. Buyer acknowledges that it has reviewed or had the opportunity to review all of the contracts included in Attachment G. This listing is not intended to represent outstanding backlog of the acquired business.

                                 Schedule 3.6
  Instances Where the Company is not in Compliance with Environmental Laws or
  ---------------------------------------------------------------------------
                                    Licenses
                                    --------

None

                                 Schedule 3.9
                                 ------------

(i)   Intellectual property list

      Identified in Attachment E



(ii) Intellectual property owned by third parties and included in the above list

      ISG
      Mitra
      Aware
      Mayo
      DOS
      Windows for Workgroups 3.11
      WIN 95
      WIN 98
      WIN NT
      Solaris Desktop
      Solaris Server
      Unixware
      Sybase SLQ
      Motif Unix
      AMASS
      Carbon Copy for Windows
      Dome Calibrator Software
      Powerchute

(iii) Infringement claims by third parties

      Identified in Schedule IV

                                 Schedule 3.10
                  Inventory not in Good and Usable Condition
                  ------------------------------------------

      The inventory identified to Stockroom 8 is either obsolete or unlocated. Remainder is good and usable. This is not to be construed as an assurance of valuation.

                                 Schedule 3.15
                             Licenses and Permits
                             --------------------

1.   Texas Department of Health Medical Device Manufacturer license

2.   FDA Annual Registration of Device Establishment

3.   FDA 510(k) Registration Numbers K901679, K935498, K941086 , K931060,
K931186, K931292S1, K922267B, K862158/D, K940859/S2 and K896223/A.

4. Registration to do business in those jurisdictions where the company's business is conducted.

                                 Schedule 5.1
   Instances Where Company shall not act in the Ordinary Course of Business
   ------------------------------------------------------------------------

None

                               Schedule 6.1 (a)
                            List of EMED Employees
                            ----------------------

Identified in Attachment F